EXHIBIT 99.1

Brad Greenspan

264 South La Cienega

Suite 1218

Beverly Hills, CA 90211

December 11, 2003

Jeffrey Edell, Chairman of the Board

eUniverse, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Brett Brewer, President

eUniverse, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Re: Resignation from the Board of Directors

Dear Gentlemen:

It is with deep regret that I hereby resign my position as a director of the board of directors (the “Board”‘) of eUniverse, Inc. (“eUniverse”‘ or the “Company”‘), effective immediately. It is my belief that certain directors of the Board, inspired by their own interests, have embarked upon a scheme to entrench themselves in office. By doing so, I believe these directors have breached their fiduciary duties to the Company and its stockholders. In addition, I believe the actions and terms of the VantagePoint investment (approved without my consent) may have a material adverse impact on the Company’s ability to relist its common stock on The Nasdaq SmallCap Market. Therefore, I am compelled to take this unfortunate step for many reasons.

I have made no secret of the fact that I do not support the re-nomination of certain directors to the Board. As the holder of approximately 23% of the Company’s voting securities, apparently I have been perceived as a threat to the incumbency of these directors. I believe that perceiving that their positions were in jeopardy, these directors excluded me from the nominating committee, thereby ensuring that they would control the nomination process.

On October 31, 2003, the Board (without my consent) approved a transaction with VantagePoint Alpha Holdings IV L.L.C. (“VantagePoint”‘) that included, among other things, the initial issuance of 5,333,333 shares of Series C preferred stock to VantagePoint at $1.50 per share. In doing so, I believe that the Board unwound a substantially more favorable and less dilutive institutional common stock private placement at $1.85 per share that had previously been approved by the Board. In my view, the directors’ determination, at substantial cost and risk to the Company, to unwind the $1.85 private placement to institutional investors and instead close the sale of Series C preferred stock constituted a breach of their fiduciary duties. As I indicated previously, I believe that the terms of the VantagePoint investment may have a material adverse impact on the Company’s ability to relist its common stock on The Nasdaq SmallCap Market. I opposed the issuance to VantagePoint for these reasons, and as a result of my opposition was removed as Chairman of the Board and effectively forced to resign as Chief Executive Officer.

Thereafter, at a Board meeting held on November 14, 2003, the Board adopted (shortly after I departed the meeting in opposition to certain actions proposed by the Board) an advance notification bylaw in what I believe was a transparent attempt to deny the Company’s stockholders the ability to run an opposing slate at the upcoming annual meeting. In addition, I believe the Board also determined to attempt to strip control of the Company from the common stockholders by purporting to reduce the number of directors for whom the common stockholder could vote at the annual meeting from six to three. Perhaps most egregiously, four days after that Board meeting, the Board announced that the annual meeting had been rescheduled for January 21, 2004, and that the new record date for the meeting would be December 1, 2003. By rescheduling the meeting and setting a new record date, I believe the Board intended to ensure that VantagePoint now will be able to vote on those three directors with the common stockholders (further diluting the voting power of the common stockholders). I believe the goal of this scheme was to relegate the holders of the Company’s common stock to a minority position on the Board and to transfer effective control of the Company to the preferred stockholders.

Finally, on December 1st, the Board announced a slate of seven directors which did not include myself, the largest current shareholder and common stock holder of eUniverse while allocating four board seats (57% of the Board) to the preferred shares controlled by VantagePoint. According to public filings, the preferred stock only holds approximately 30% of the total stock of eUniverse.

In my view, the circumstances and manner of adoption of the bylaw amendment raise a host of fiduciary concerns and legal issues. I am particularly troubled by the timing of the Board’s decisions. By adopting the advance notification bylaw, coupled with the rescheduling of the annual meeting and the later record date, the Board purported to leave the stockholders only two days (one of which was the Thanksgiving holiday, and the other of which was the day after Thanksgiving — a Company holiday) to notify the Company of the nomination of an opposing slate.

As demonstrated above, I believe that the directors have also wrested control of the nominating process and simultaneously constructed an invalid mechanism that will permit certain preferred stockholders to take and maintain control of the Company. In so doing, it is my belief that these directors have further breached their fiduciary duties to the Company’s common stockholders. Because I have no way as a director to combat what I believe to be a clear entrenchment scheme, I simply cannot remain a member of the Board. Accordingly, I hereby resign my position as a director of the Company, effective immediately.

Finally, please note that in accordance with Item 6 of Form 8-K, I request that you disclose this letter and that you file a copy of this letter as an exhibit to a Company Form 8-K.

Sincerely,

Brad D. Greenspan